Exhibit 10.72

FOURTH AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Fourth Amendment to Amended and Restated Employment Agreement (this "Amendment") is entered this 19th day of December, 2008 (the "Effective Date"), by and between Far East Energy Corporation, a Nevada corporation (the "Company") and Michael R. McElwrath (the "Executive").

RECITALS

WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement dated effective December 23, 2004 (as amended, the "Existing Agreement"); and

WHEREAS, the Company and the Executive desire to amend the Existing Agreement on the terms herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed thereto by the Existing Agreement.

ARTICLE II

Amendments

Section 2.01.  Second paragraph of the Agreement.  The following paragraph is hereby inserted immediately following the first paragraph of the Agreement and immediately preceding the first WHEREAS clause to read in its entirety as follows:

"The Company intends that this Agreement, as amended, applies solely to compensation that is considered deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") to the extent it is earned or vested on or after January 1, 2005, including any earnings thereon, and only for such compensation that was not paid or distributed prior to December 31, 2008."

Section 2.02.  Paragraph following Section 6(a)(iii).  The sentence immediately following Section 6(a)(iii) of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

"Within three years following Executive's termination of employment, subject to any earlier termination of the option as provided by its terms, Executive or Executive's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to him that are vested and exercisable pursuant to this Agreement or otherwise and all such options not exercised within such three year period shall be forfeited."

Section 2.03.  Paragraph following Section 6(c)(v).  The third sentence of the paragraph immediately following Section 6(c)(v) of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

"Within three years following Executive's termination of employment, subject to any earlier termination of the option as provided by its terms, Executive or Executive's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to him that are vested and exercisable pursuant to this Agreement or otherwise and all such options not exercised within such three year period shall be forfeited."

Section 2.04                                Section 9(c).  The following sentence is hereby added to the end of Section 9(c):

"Any payments made pursuant to this Section 9 shall be made in accordance with Treas. Reg. Section 1.409A-3(i)(1)(v)."

Section 2.05.  Section 13(d).   The following new Section 13(d) is hereby added to read in its entirety as follows:

"(d)  Any disputes subject to this Section 13 that relate to compensation that is considered deferred compensation within the meaning of Section 409A of the Code shall be initiated, and payments of such deferred compensation shall be made, in accordance with Treas. Reg. Section 1.409A-3(g)."

ARTICLE III

Miscellaneous

Section 3.01. Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Existing Agreement.  Except as expressly modified and superseded by this Amendment, the Company and the Executive each hereby (a) ratifies and confirms the Existing Agreement, (b) agrees that the same shall continue in full force and effect, and (c) agrees that the same are the legal, valid and binding obligations of the Company and the Executive, enforceable against the Company and the Executive in accordance with its respective terms.

Section 3.02. Severability.  If, for any reason, any provision of this Amendment is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  In addition, if any provision of  this Amendment shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Amendment, shall, to the full extent consistent with law, continue in full force and effect.  If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

Section 3.03. Headings.  The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Amendment.

Section 3.04. Governing Law.  This Amendment shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law.

Section 3.05. Withholding.  All amounts paid pursuant to the Existing Agreement and this Amendment shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

Section 3.06. Counterparts.  This Amendment may be executed in counterparts, each of which, when taken together, shall constitute one original agreement.

Section 3.07. Waiver.  No term or condition of the Existing Agreement or this Amendment shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Amendment or the Existing Agreement except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Section 3.08. Entire Agreement.  The Existing Agreement and this Amendment, together, contain the entire understanding between the parties hereto regarding the subjects thereof except that this Amendment shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided for in the Existing Agreement or this Amendment.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer or director to execute and attest to this Amendment, and Executive has placed this signature hereon, effective as of the latest date below.

FAR EAST ENERGY CORPORATION

By: /s/ Andrew Lai	Date: December 19, 2008
Name: Andrew Lai
Title: Chief Financial Officer

EXECUTIVE:

/s/ Michael R. McElwrath	Date: December 19, 2008
Michael R. McElwrath